UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 9, 2009, Mr. Benj. A. Smith, III resigned as the Chief Executive Officer of Macatawa Bank Corporation (the “Corporation”) and also resigned as Chairman of the Board of Directors of the Corporation. Mr. Smith continues as a director of the Corporation and of Macatawa Bank. He will also continue as an employee as contemplated by his existing employment agreement.

Mr. Robert E. DenHerder has been appointed Chairman of the Board of Directors of Macatawa Bank Corporation, effective February 9, 2009.

Mr. Ronald L. Haan and Mr. Philip J. Koning have each been appointed to the newly created Office of the Chief Executive, also effective February 9, 2009.

Mr. Haan has been also been appointed to the Corporation’s Board of Directors, for a term to expire at the Corporation’s 2009 annual meeting of shareholders. At the Corporation’s 2009 annual meeting he would be eligible for election to the Board of Directors if nominated for the position and elected by the Corporation’s shareholders. There is no arrangement or understanding pursuant to which Mr. Haan was selected as a director. Mr. Haan has not been appointed to any committees of the Corporation’s Board of Directors.

In addition, the board of directors elected Mr. Haan as Secretary and Treasurer of the Corporation effective February 9, 2009. Philip J. Koning had previously served as the Secretary and Treasurer of the Corporation, and resigned those positions as of February 9, 2009. Mr. Koning will continue as the President of the Corporation.

Mr. Ronald L. Haan, age 55, has served as Executive Vice President of Macatawa Bank (a subsidiary of Macatawa Bank Corporation) since September, 2005. Prior to September 2005, Mr. Haan was employed as an Executive Vice President of Fifth Third Bank.

Mr. Philip J. Koning, age 54, has served as President and Chief Executive Officer of Macatawa Bank since its inception in November, 1997. Mr. Koning is as a director of both the Corporation and Macatawa Bank and serves as Chairman of the Board of Directors of Macatawa Bank.

There are no family relationships between any director, executive officer, or person appointed to be an executive officer or director of the Corporation.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release dated February 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2009	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer